Exhibit 10.1

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

between

BLUE CAPITAL REINSURANCE HOLDINGS LTD.

and

BLUE CAPITAL MANAGEMENT LTD.

Dated as of November 13, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

Defined Terms

SECTION 1.01.	Definitions	1

ARTICLE II

The Services Manager

SECTION 2.01.	Appointment and Acceptance of the Services Manager	4
SECTION 2.02.	Services to Be Rendered by the Services Manager	4

ARTICLE III

Covenants

SECTION 3.01.	Covenants of Parent	4
SECTION 3.02.	Covenants of the Services Manager	5
SECTION 3.03.	Regulatory Matters	5
SECTION 3.04.	Cooperation	5

ARTICLE IV

Representations and Warranties

SECTION 4.01.	Representations and Warranties	6

ARTICLE V

Fees and Expenses

SECTION 5.01.	Service Fees	6
SECTION 5.02.	Services Manager’s Expenses	7
SECTION 5.03.	Parent’s Expenses	7

ARTICLE VI

Term and Termination

SECTION 6.01.	Term	8
SECTION 6.02.	Termination of the Agreement	8
SECTION 6.03.	Non-Renewal	9

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AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of November 13, 2014, between BLUE CAPITAL REINSURANCE HOLDINGS LTD., an exempted company incorporated in Bermuda (registered number 47855) whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (“Parent”), and BLUE CAPITAL MANAGEMENT LTD., an exempted company incorporated in Bermuda (registered number 38829) whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the “Services Manager”).

WHEREAS, Parent and its subsidiaries have a continuing need for general, administrative and other services, including corporate finance and accounting, internal audit, risk management and policy wording, information technology, human resources, legal and administrative support;

WHEREAS, the Services Manager has entered into a shared services agreement with Montpelier Re Holdings Ltd. and certain of its direct and indirect subsidiaries and Affiliates (as defined below), as amended and restated July 31, 2012 (the “Shared Services Agreement”), pursuant to which the Services Manager has the relationships and expertise to provide to, or procure the Services (as defined below) on behalf of, Parent and its subsidiaries; and

WHEREAS, Parent, on behalf of itself and its subsidiaries, and the Services Manager collectively desire to enter into this Agreement in order to establish certain arrangements with respect to the provision of Services by the Services Manager and the allocation of associated costs;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Services Manager (collectively, the “Parties” and each individually a “Party”) agree as follows:

ARTICLE I

Defined Terms

SECTION 1.01.                                   Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Requirements” means, with respect to any Person, all applicable laws, rules, regulations and requirements, including applicable laws, rules, regulations, requirements and binding requests of any Competent Regulatory Authority, and all applicable orders and decrees.

“Blue Capital Re” means Blue Capital Re Ltd., a wholly owned direct subsidiary of Parent and an exempted company incorporated in Bermuda (registered number 47922) whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

“Blue Capital Re ILS” means Blue Capital Re ILS Ltd., a wholly owned direct subsidiary of Blue Capital Re and an exempted company incorporated in Bermuda (registered number 47964) whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by law to be closed.

“Change of Control” means the first of the following events to occur:

(a)                                 the consummation of (i) a merger, amalgamation, consolidation, scheme of arrangement, statutory share exchange or similar form of corporate transaction involving Parent (a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of Parent (determined on a consolidated basis) to another “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, except that, for purposes of this definition, such term shall exclude Montpelier Re Holdings Ltd. and its subsidiaries) (a “Sale”), unless, immediately following such Reorganization or Sale, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the securities eligible to vote for the election of the board of directors of Parent (“Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns Parent or all or substantially all the assets of Parent either directly or through one or more subsidiaries) (the “Continuing Parent”) and (2) no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Parent or any corporation controlled by the Continuing Parent) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then-outstanding voting securities of the Continuing Parent; or

(b)                                 any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, except that, for purposes of this definition, such term shall exclude Montpelier Re Holdings Ltd. and its subsidiaries) is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35%  of the total voting securities of Parent.

“Common Shares” means the common shares, par value $1.00 per share, of Parent.

“Competent Regulatory Authority” means, with respect to any Person, any regulatory authority or analogous Person responsible for regulating, or having jurisdiction over, that Person.

“Confidential Information” means information that:

(a)                                 has been disclosed to a Party, or that a Party has or may become aware of in connection with this Agreement, in both cases before or during the term of this Agreement; and

(b)                                 is marked as or otherwise indicated as confidential, or derives value to a Party from being confidential, or would be regarded as confidential by a reasonable business person, except to the extent that such information is in the public domain (otherwise than by a breach of the confidentiality provisions of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Indemnified Person” has the meaning ascribed thereto in Section 7.03.

“Indemnifying Party” has the meaning ascribed thereto in Section 7.03.

“Interested Party” has the meaning ascribed thereto in Section 8.01.

“Offering” means the initial public offering of the Common Shares.

“Parent Indemnitees” has the meaning ascribed thereto in Section 7.02.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Services” means, subject to the provisions of Article II, the various services described in Schedule 1 together with such other services (if any) as may from time to time be agreed in writing between the Parties.

“Service Fees” means the fees payable for the provision of the Services determined and allocated to Parent and its subsidiaries in accordance with Schedule 1.

“Services Manager Indemnitees” has the meaning ascribed thereto in Section 7.01.

“Shared Services Agreement” has the meaning set forth in the recitals hereto.

“U.S. GAAP” means the generally accepted accounting principles used in the United States of America.

ARTICLE II

The Services Manager

SECTION 2.01.                                   Appointment and Acceptance of the Services Manager.  Subject to the terms and conditions of this Agreement, the oversight of the boards of directors of Parent and its subsidiaries and the Applicable Requirements, Parent, on behalf of itself and its subsidiaries, hereby appoints the Services Manager to provide or procure certain Services to or for Parent and its subsidiaries, and the Services Manager hereby accepts such appointment.

SECTION 2.02.                                   Services to Be Rendered by the Services Manager.  Subject to the terms and conditions of this Agreement, the oversight of the boards of directors of Parent and its subsidiaries and the Applicable Requirements, the Services Manager shall provide or procure the Services.

ARTICLE III

Covenants

SECTION 3.01.                                   Covenants of Parent.  During the term of this Agreement, Parent, on behalf of itself and its subsidiaries, agrees that Parent and its subsidiaries shall:

(a)                                 observe and comply with any Applicable Requirement;

(b)                                 not, directly or indirectly (including through any of its Affiliates), enter into any other administrative services agreement (or similar agreement) with any other entity;

(c)                                  provide the Services Manager with access to the books and records of Parent and its subsidiaries as reasonably necessary to provide any of the Services (such access to be upon reasonable prior notice and during regular business hours), and otherwise take such action as is reasonably required to allow the Services Manager to fulfill its obligations hereunder, in each case in a manner that does not unreasonably interfere with the business operations of Parent and its subsidiaries;

(d)                                 compensate and reimburse the Services Manager for its expenses as provided in Article V hereof; and

(e)                                  not knowingly take any action that, in its sole judgment, would cause Parent or any of its subsidiaries to become an investment company under the Investment Company Act of 1940.

SECTION 3.02.                                   Covenants of the Services Manager.  During the term of this Agreement, the Services Manager agrees that it shall:

(a)                                 observe and comply with any Applicable Requirement and the organizational documents and known contractual obligations of Parent and its subsidiaries;

(b)                                 act in good faith and with reasonable skill and care in respect of the provision of the Services; and

(c)                                  not carry on any business if by doing so the Services Manager shall knowingly cause Parent and its subsidiaries to become liable to pay any taxes that it would not otherwise be liable to pay.

SECTION 3.03.                                   Regulatory Matters.  Each Party agrees promptly to notify the other in writing upon receipt of any written or oral communication from any Competent Regulatory Authority pertaining to the services rendered or to be rendered pursuant to this Agreement. The Parties agree to cooperate with each other and to use their commercially reasonable efforts in jointly resolving any issue or matter raised by any Competent Regulatory Authority.

SECTION 3.04.                                   Cooperation.  The Parties shall cooperate with each other as may be reasonably necessary or appropriate to enable the Parties to carry out their respective responsibilities in full and to effectuate the purposes of this Agreement.  Each Party shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties

SECTION 4.01.                                   Representations and Warranties.  Each Party hereby represents and warrants to the other that (in respect of itself):

(a)                                 it is duly incorporated and validly existing under applicable laws, with full power and authority to conduct its business, and it has full power and authority to enter into, perform its duties under and exercise its rights under this Agreement;

(b)                                 assuming the due authorization, execution and delivery of the other Party, this Agreement constitutes its valid, lawful and binding obligations enforceable against itself in accordance with its terms (except insofar as enforceability may be limited by any bankruptcy laws or principles, or any similar laws or principles);

(c)                                  the execution and delivery of this Agreement and the performance of its obligations under this Agreement do not and shall not constitute a breach of or default under (i) its organizational documents, (ii) any agreement or instrument by which it is bound or (iii) any Applicable Requirement;

(d)                                 no material consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Competent Regulatory Authority is required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than, in the case of each Party, notification to the Bermuda Monetary Authority; and

(e)                                  no step, application, order, proceeding or appointment has been taken or made by or in respect of it for a distress, execution, composition or arrangement with creditors, winding-up, dissolution, administration, receivership (administrative or otherwise) or bankruptcy, and it is able to pay its debts.

The representations and warranties in this Section 4.01 are made on a continuing basis, and shall remain in full force and effect throughout the duration of this Agreement.  If either Party becomes aware that any of the representations and warranties made by it in this Section 4.01 has ceased to be true, then it shall notify the other Party promptly.

ARTICLE V

Fees and Expenses

SECTION 5.01.                                   Service Fees.  (a)  With respect to each fiscal quarter commencing with the quarter in which this Agreement is executed, the Services Manager shall incur and be entitled to recharge Service Fees to each or all of Parent and its subsidiaries (as applicable).  Within 45 calendar days following the last day of each fiscal quarter, the Services Manager shall make available Schedule 1, a detailed listing of the Services provided and applicable Service Fees due with respect to such quarter to Parent, and Parent shall pay the Services Manager the Service Fees for such quarter in cash within 15 Business Days thereafter.

SECTION 5.02.                                   Services Manager’s Expenses.  The Services Manager will provide at its own expense:

(a)                                 such staff as may be necessary for the due performance of its duties; and

(b)                                 such office and other accommodation and relevant utilities as may be necessary for the due performance of its duties.

SECTION 5.03.                                   Parent’s Expenses.  Parent, on behalf of itself and its subsidiaries, is responsible and, to the extent that the Services Manager has paid the same on behalf of Parent and its subsidiaries, will reimburse the Services Manager for all reasonable out-of-pocket expenses (but not overhead costs) incurred by the Services Manager in connection with the performance of its obligations under this Agreement, including:

(a)                                 fees and expenses in respect of transactions carried out for Parent and its subsidiaries;

(b)                                 all bank charges and expenses of any kind incurred in connection with, or incidental to, deposits of cash;

(c)                                  any costs, including all travel, accommodation and other reasonable costs, incurred by the Services Manager at the express request of Parent;

(d)                                 the cost of faxes and telephone calls properly incurred in the course of carrying out its duties hereunder;

(e)                                  all legal and professional expenses (not included in the Services) incurred by the Services Manager in the furtherance of its duties under this Agreement and all legal and other professional expenses properly incurred, or to be incurred, in the preparation of any documents amending the terms and conditions of this Agreement; and

(f)                                   any costs and expenses properly incurred by Parent and its subsidiaries in the course of its business and not expressly the responsibility of the Services Manager (to the extent that such amounts have not already been paid).

ARTICLE VI

Term and Termination

SECTION 6.01.                                   Term.  This Agreement shall remain in full force and effect until terminated or not renewed by Parent or the Services Manager in accordance with this Article VI, except that Section 6.01, Article VII and Article IX shall survive such termination or non-renewal.  This Agreement and the Services provided or procured hereunder shall renew automatically on the fifth anniversary of the completion of the Offering and upon every third anniversary thereafter, unless otherwise terminated or not renewed in accordance with this Article VI; provided that Parent may elect not to renew the services of the Chief Executive Officer and Chief Financial Officer by delivering a notice during the period specified in Section 6.03 and such notice shall not affect the automatic renewal of the other Services provided or procured hereunder.

SECTION 6.02.                                   Termination of the Agreement.  (a)  Termination by either Party.

(i)                                     If (A) the Underwriting and Insurance Management Agreement is terminated or not renewed in accordance with its terms or (B) the Investment Management Agreement is terminated or not renewed in accordance with its terms, this Agreement may be terminated by either Party upon 30 Business Days’ prior written notice.

(ii)                                  If Parent becomes regulated as an investment company under the U.S. Investment Company Act of 1940, this Agreement shall terminate automatically, with such termination deemed to occur immediately prior to such event.

(b)                                 Termination by the Services Manager.

(i)                                     If (A) there is a Change of Control of Parent, (B) Blue Capital Re ceases to be an Affiliate of Parent or (C) Blue Capital Re ILS ceases to be an Affiliate of Parent, this Agreement may be terminated by the Services Manager upon 30 Business Days’ prior written notice.

(ii)                                  If Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform has not been cured within 30 Business Days after giving written notice to Parent of such breach or failure, this Agreement may be terminated by the Services Manager (provided that the Services Manager is not then in material breach of any representations, warranties or covenants contained in this Agreement).

(iii)                               If the Services Manager’s performance of its services under this Agreement would result in a breach of Applicable Requirements, this Agreement may be terminated by the Investment Manager upon 30 Business Days’ notice (provided that the Services Manager has used commercially reasonable efforts to obtain an approval, waiver or consent, as applicable, to remedy such breach).

(iv)                              If (A) any step, application, order, proceeding or appointment has been taken or made by or in respect of Parent for a distress, execution, composition or arrangement with creditors, winding up, dissolution, administration, receivership (administrative or otherwise) or bankruptcy or (B) Parent is unable to pay its debts as they become due, this Agreement may be terminated by the Services Manager upon 60 Business Days’ notice.

(v)                                 If the Shared Services Agreement is terminated or the Services Manager ceases to be a party to the Shared Services Agreement, this Agreement may be terminated by the Services Manager upon 30 Business Days’ prior written notice (provided that the Services Manager has not entered into an agreement substantially similar to the Shared Services Agreement as a replacement for the Shared Services Agreement).

(c)                                  Termination by Parent.

(i)                                     If the Services Manager breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform has not been cured within 60 Business Days after giving written notice to the Services Manager of such breach or failure, this Agreement may be terminated by Parent (provided that Parent is not then in material breach of any representations, warranties or covenants contained in this Agreement).

(ii)                                  If the Services Manager’s performance of its services under this Agreement would result in a breach of Applicable Requirements, which breach has not been cured within 60 Business Days after giving written notice to the Services Manager of such breach, this Agreement may be terminated by Parent.

(iii)                               If (A) any step, application, order, proceeding or appointment has been taken or made by or in respect of the Services Manager for a distress, execution, composition or arrangement with creditors, winding up, dissolution, administration, receivership (administrative or otherwise) or bankruptcy or (B) the Services Manager is unable to pay its debts as they become due, this Agreement may be terminated by Parent upon 60 Business Days’ notice.

SECTION 6.03.                                   Non-Renewal.  The Services Manager or Parent may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason, upon not less than nine, but not more than 12, months’ written notice to the other prior to the end of such initial term or renewal term, as applicable.

ARTICLE VII

Indemnification

SECTION 7.01.                                   Indemnification of the Services Manager.  Subject to Section 7.05 hereof, Parent, on behalf of itself and its subsidiaries, unconditionally agrees to indemnify, defend and hold harmless the Services Manager and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (the “Services Manager Indemnitees”) from and against, and pay or reimburse such parties for, any losses, claims, liabilities, damages, deficiencies, costs or expenses of any type which they may incur (i) on account of any third-party claim or proceeding arising out of the performance of this Agreement or (ii) from any breach of, or failure to perform, any covenant or obligation of Parent contained in this Agreement (unless caused by the Services Manager’s breach of, or failure to perform, its covenants or obligations under this Agreement), in each case, unless (a) a court or arbitral panel with appropriate jurisdiction shall have determined by a final judgment which is not subject to appeal such losses, claims, liabilities, damages, costs or expenses are as a result of fraud, dishonesty, gross negligence or wilful misconduct of any of the Services Manager Indemnitees or (b) such Services Manager Indemnitees shall have settled such losses, claims, liabilities, damages, costs or expenses without the consent of Parent (such consent not to be unreasonably withheld or delayed).

SECTION 7.02.                                   Indemnification of Parent.  The Services Manager unconditionally agrees to indemnify, defend and hold harmless Parent and its subsidiaries and their Affiliates, directors, officers, employees, agents, successors and permitted assigns (the “Parent Indemnitees”), from and against, and pay or reimburse such parties for, any losses, claims, liabilities, damages, deficiencies, costs or expenses of any type which they may incur from any breach of, or failure to perform, any covenant or obligation of the Services Manager contained in this Agreement, unless (i) a court or arbitral panel of appropriate jurisdiction shall have determined by a final judgment that is not subject to appeal such losses, claims, liabilities, damages, costs or expenses are as a result of fraud, dishonesty, gross negligence or wilful misconduct of any of the Parent Indemnitees or (ii) such Parent Indemnitees shall have settled such losses, claims, liabilities, damages, costs or expenses without the consent of the Services Manager (such consent not to be unreasonably withheld or delayed).

SECTION 7.03.                                   Indemnification Procedure.  Any person who is claiming indemnification from Parent pursuant to the provisions of Section 8.01, or from the Services Manager pursuant to the provisions of Section 8.02 (the “Indemnified Person”) shall promptly deliver a written notification of each claim for indemnification, accompanied by a copy of all papers served, if any, and specifying in detail the nature of, basis for and estimated amount of the claim for indemnification to Parent or the Services Manager, as applicable (the “Indemnifying Party”).  If an Indemnified Person fails to promptly notify the Indemnifying Party, then the obligation to indemnify shall be reduced by the amount of liability that is attributable to or becomes definite as a result of the delay in notification, if the delay in notification has resulted in a material increase in liability or actual prejudice to the Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense of any matter for which a claim of indemnification is made against it with counsel it selects, at its own expense.  The Indemnifying Party in its sole discretion shall have the right to settle, compromise or defend until final adjudication any dispute or alleged liability for which a claim for indemnification has been made; provided, however, that the Indemnifying Party shall not, except with the consent of each Indemnified Person, which consent shall not be unreasonably withheld or delayed, consent to the entry of any judgment, or enter into any settlement, that does not include the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability with respect to the claim or litigation.  Each Indemnified Person shall cooperate in providing information, formulating a defense or as otherwise reasonably requested by the Indemnifying Party.

SECTION 7.04.                                   Payment of Indemnified Amounts.  Each Indemnified Person shall provide written, detailed statements to the Indemnifying Party on a monthly basis, of any expenses, costs or other liabilities for which indemnification is claimed.  The Indemnifying Party shall reimburse such amounts within ten Business Days of receiving any such statement, or shall notify in writing the Indemnified Person claiming indemnification if it denies liability, and provide the reasons for the denial.

SECTION 7.05.                                   Limit of Liability.  Notwithstanding anything else in this Agreement to the contrary, the Service Manager’s aggregate liability during the term of this Agreement with respect to, arising from, or arising out of or attributable to this Agreement, or from all services rendered or omitted to be rendered under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the highest amount actually paid as Service Fees in any single calendar year during the term of this Agreement.

ARTICLE VIII

Conflicts of Interest and Exclusivity

SECTION 8.01.                                   Non-Exclusivity of Services Rendered by the Services Manager.  The services provided by the Services Manager under this Agreement are not exclusive.  None of the services to be provided under this Agreement nor any other matter shall give rise to any fiduciary or equitable duties (to the fullest extent permitted by Applicable Requirements) which would prevent or hinder the Services Manager, its Affiliates or their respective directors, officers, employees and agents (each an “Interested Party”) from providing services to or entering into transactions with or for Parent and its subsidiaries.  An Interested Party may, without prior notice to Parent and its subsidiaries, recommend, effect or enter into transactions or provide services (whether or not similar to the services provided under this Agreement) where an Interested Party has, directly or indirectly, a material interest or a relationship with another person which may involve a conflict with the Services Manager’s duty to Parent and its subsidiaries.

SECTION 8.02.                                   Conflicts of Interest.  The Services Manager shall take reasonable steps to ensure fair treatment for Parent and its subsidiaries, and shall ensure that any such transactions are effected on terms which are not materially less favorable to Parent and its subsidiaries than if the potential conflict had not existed.  However, neither the Services Manager nor any other Interested Party shall be liable to Parent and its subsidiaries for any profit, commission or remuneration made or received from or by reason of such transactions or any related transactions.  The Services Manager hereby notifies Parent and its subsidiaries, and Parent and its subsidiaries hereby acknowledge, that such potential conflicting interests or duties may arise as a result of, among other things:

(a)                                 an Interested Party undertakes other business for other clients;

(b)                                 the transaction relates to an Investment in respect of which an Interested Party may benefit from a commission, fee, mark-up or mark-down payable otherwise than by Parent or its subsidiaries, or the Interested Party may also be remunerated by the counterparty to any such transaction;

(c)                                  the Services Manager deals on behalf of Parent or its subsidiaries with or through another Interested Party; or

(d)                                 the Services Manager may act as agent for Parent and its subsidiaries in relation to transactions in which it is also acting as agent for the account of other clients or Interested Parties.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                   Confidentiality.  (a)No Party shall at any time use, divulge or communicate to any Person any Confidential Information, except:

(i)                                     as agreed by the other Party;

(ii)                                  where required to perform its duties or exercise its rights under this Agreement (including to its delegates or agents, if applicable);

(iii)                               to its professional representatives or advisers, or to insurance companies, insurance brokers or insurance agents, to the extent required by them to perform their duties, and provided that they are or agree to be bound by a duty of confidentiality;

(iv)                              (when the Services Manager is transacting business for Parent or its subsidiaries with a counterparty or broker) the identity of Parent and its subsidiaries and such details about Parent and its subsidiaries as the counterparty or broker may reasonably request (in accordance with market practice); or

(v)                                 to the extent required by Applicable Requirements or by any Competent Regulatory Authority (including for the purpose of filing tax returns),

(vi)                              and each Party shall use commercially reasonable efforts to prevent the publication or disclosure of any Confidential Information in breach of this Agreement.

(b)                                 The Services Manager is not required to disclose to Parent and its subsidiaries, or to take into account when providing or procuring the Services, any information:

(i)                                     the disclosure of which to Parent and its subsidiaries would or might be a breach of duty or confidence to any other Person; or

(ii)                                  which comes to the notice of an employee or agent of the Services Manager.

SECTION 9.02.                                   Non-Exclusivity.  This Agreement shall not restrict the rights or ability of the Services Manager to offer services similar to those contemplated hereby to third parties, including its own Affiliates, or of Parent and its subsidiaries to receive services not contemplated hereby from third party vendors.  Parent, on behalf of itself and its subsidiaries, waives any claim based on any conflict of interest on the part of the Services Manager or its employees arising from any Affiliate of the Services Manager carrying on business similar to that of Parent and its subsidiaries or providing similar services to any other Persons, including competitors of Parent or its subsidiaries.

SECTION 9.03.                                   Specific Performance.  Each of the Parties acknowledges and agrees that in the event of a breach of this Agreement, each non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the Parties (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law, (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in respect thereof, and (c) will waive, for purposes of this Section 9.03 only, the requirement to submit any dispute arising out of, or related in any way to, this Agreement or the transactions hereunder to arbitration pursuant to Section 9.09.

SECTION 9.04.                                   Amendment.  This Agreement may be amended by the Parties at any time by an instrument in writing executed by each Party.

SECTION 9.05.                                   Delegation.  The Services Manager may, subject to any Applicable Requirement, delegate or sub-contract any of its functions under this Agreement (other than providing the services of the Chief Executive Officer or the Chief Financial Officer) but any such delegation or sub-contracting shall not affect the Services Manager’s liability under this Agreement.

SECTION 9.06.                                   Assignment.  Subject to Section 9.05, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by either of the Parties hereto without the prior written consent of the other Party hereto.  No assignment by either Party shall relieve such Party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 9.06 shall be null and void.  All such assignments shall be subject to all necessary regulatory approvals.

SECTION 9.07.                                   Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or e-mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Party hereto.

SECTION 9.08.                                   Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and is not intended to confer upon any Person other than the Parties any rights or remedies.  Each Party acknowledges and agrees that (i) it has not relied on or been induced to enter into this Agreement by any undertaking, promise, assurance, statement, representation, warranty, undertaking or understanding which is not expressly included in this Agreement and (ii) it shall have no claim or remedy in respect of any undertaking, promise, assurance, statement, representation, warranty, undertaking or understanding which is not expressly included in this Agreement.  Nothing in the immediately preceding sentence shall operate to limit or exclude any liability for fraud.

SECTION 9.09.                                   Arbitration.  (a)  Any dispute arising out of, or related in any way to, this Agreement or the transactions hereunder, including its formation and validity, shall be determined by arbitration in accordance with Bermuda law. The dispute shall be submitted to a panel of arbitrators and the seat of arbitration shall be in Bermuda.  The panel shall be composed of three arbitrators, one arbitrator shall be chosen by Parent, one arbitrator shall be chosen by the Services Manager and one arbitrator shall be chosen by the mutual agreement of the two arbitrators selected by each of Parent and the Services Manager.  The arbitrators shall be disinterested, active or retired executive officers of property or casualty insurance or reinsurance companies, not under the control or management of either Party to this Agreement.

(b)                                 Any Party requesting arbitration shall provide the other Party with a written notice that includes reasonable detail of the dispute such Party intends to submit for arbitration.  During the 45 days following receipt of such notice, the Parties shall use their respective commercially reasonable efforts to negotiate an amicable resolution of such dispute (provided that the use of commercially reasonable efforts shall not be deemed to require the Parties to agree to any resolution). If the Parties have not resolved such dispute in writing within 45 days of receipt of such written notice by the other Party, Parent and the Services Manager shall each select an arbitrator within 30 days after the expiration of such 45 day period.  If either Parent or the Services Manager fails to appoint its arbitrator within such 30 day period, the other shall also appoint such Party’s arbitrator.

(c)                                  The panel shall make its decision in the context of the custom and usage of the insurance and reinsurance industry.  They shall interpret this Agreement as an honorable engagement, and shall settle any dispute under this Agreement according to an equitable, rather than strictly legal, interpretation of its terms with a view to effecting the general purpose of this Agreement.  The panel is relieved of all judicial formality and may abstain from following the strict rules of law.  The panel shall have the power to fix all procedural rules for the arbitration, including the discretionary power to make orders regarding any matters which it may consider proper under the circumstances of the case relating to pleadings, discovery, inspection of documents and examination of witnesses.  The panel shall have the power to receive and act upon such evidence, whether oral or written, as it in its sole discretion shall deem relevant to the dispute.

(d)                                 The panel shall render a decision in writing within 60 days after the matter is finally submitted to it unless the Parties agree to an extension.  Any decision by a majority of the panel members shall be final and binding on the Parties.  If either Party fails to comply with the panel’s decision, the other may apply for its enforcement to a court of competent jurisdiction.

(e)                                  Unless ordered differently by the panel, each Party shall bear the expenses of its own arbitrator, and shall jointly and equally bear with the other Party the expenses of the third arbitrator.  In the event two or more arbitrators are chosen by one Party, the fees of all three arbitrators shall be equally divided between the Parties.  The remaining costs of the arbitration proceeding shall be allocated by the panel as part of its award.

SECTION 9.10.                                   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda applicable to contracts and made and performed entirely within Bermuda.

SECTION 9.11.                                   WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.                                   Notices.  All notices, requests and other communications to either Party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent, to:

Address:                                                 Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

Facsimile:                                         (441) 296-5551

If to the Services Manager, to:

Address:                                                 Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

Facsimile:                                         (441) 296-5551

or such other address or facsimile number address as such Party may hereafter specify by like notice to the other Party hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 9.13.                                   Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the terms of this Agreement are fulfilled to the extent possible.

SECTION 9.14.                                   No Waiver/Cumulative Remedies.  Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.  No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.15.                                   Relationship of Parties.  The Services Manager shall perform its duties hereunder as an independent contractor.  Nothing in this Agreement shall be construed to create the relationship of employer or employee, partnership or any type of joint venture relationship, between Parent, on the one hand, and the Services Manager, on the other hand.

SECTION 9.16.                                   Interpretation.  (a)  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)                                 The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either Party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been entered into by the duly authorized representatives of the Parties on the day and year first above written.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.,

by
/s/ MICHAEL S. PAQUETTE
	Name:	Michael S. Paquette
	Title:	Chief Financial Officer

BLUE CAPITAL MANAGEMENT LTD.,

by
/s/ WILLIAM POLLETT
	Name:	William Pollett
	Title:	CEO and President

SCHEDULE 1

Services to be provided	Service Fee
Executive Officers Services: • Chief Financial Officer	$375,000 per annum
Information Technology: • Licensing Fees	Cost
Other professional and administrative services as requested by Parent and agreed by the Parties hereto	As negotiated